Exhibit 99.2

Private and Confidential

Legal Opinion

To:

Nano Labs Ltd

Genesis Building, 5th Floor, Genesis Close,

PO Box 446, Cayman Islands, KY1-1106

April 29, 2024

Dear Sirs or Madams:

1.	We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof (the “PRC Laws”). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.	We act as the PRC counsel to Nano Labs Ltd (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the proposed resale or other disposition of 6,521,737 Class A ordinary shares issuable upon the exercise of the warrants (the “Warrants”) by certain selling shareholders, who acquired the Warrants from the Company pursuant to that certain securities purchase agreement, dated as of April 11, 2024, by and among the Company and the purchasers named therein in a private placement offering, in accordance with the Company’s prospectus on Form F-1, including all amendments or supplements thereto (the “Prospectus”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended.

3.	In rendering this Opinion we have examined the Prospectus, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Authorities in the PRC and officers of the Company, and/or the PRC Subsidiaries and other instruments (the “Documents”) as we have considered necessary, advisable or desirable for the purpose of rendering this Opinion. Where certain facts were not, or may not be possible to be independently established by us, we have relied upon certificates or statements or representations issued or made by relevant Governmental Authorities of the PRC and the appropriate representatives of the Company and/or the PRC Subsidiaries with the proper powers and functions, and we have qualified our opinion as “to our best knowledge after due and reasonable inquiries,” as to such factual matters without further independent investigation.

In examining the Documents and for the purpose of giving this Opinion, we have assumed that:

(a)	each and all of factual representations, warranties and statements of the Company and the PRC Subsidiaries contained in the Documents are true, accurate and complete as of the date of this Opinion;

(b)	the genuineness of all the signatures, seals and chops and the authenticity of the Documents submitted to us as originals, and the conformity with authentic original documents submitted to us as copies;

(c)	the truthfulness, accuracy, completeness and fairness of all corporate minutes and resolutions of or in connection with the PRC Subsidiaries as they were presented to us;

(d)	the truthfulness, accuracy, completeness and fairness of all factual statements in the Documents and all other factual information provided to us by each of the Company and the PRC Subsidiaries;

(e)	the truthfulness, accuracy and completeness of the factual statements made by the Company and the PRC Subsidiaries in response to our inquiries for the purposes of this Opinion;

(f)	the Documents which have been presented to us remain in full force and effect up to the date of this Opinion and have not been revoked, amended, varied or supplemented, except as noted therein;

(g)	all parties thereto, other than the PRC Subsidiaries, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those Documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder;

(h)	the due compliance with, and the legality, validity, effectiveness and enforceability of the Documents under, all laws other than the PRC Laws; and

(i)	all consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the Transactions have been obtained or made.

4.	The following terms as used in this Opinion are defined as follows:

“CAC” means the Cyberspace Administration of China (中央网络安全和信息化委员会办公室);

“CSRC” means the China Securities Regulatory Commission (中国证券监督管理委员会);

“Governmental Authorities” or “Governmental Authority” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC;

“PRC Laws” means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof;

“PRC Subsidiaries” means, the PRC companies wholly-owned, directly and indirectly, by the Company and their respective subsidiaries;

“Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies released by the CSRC on February 17, 2023, which came into effect on March 31, 2023;

5.	Based upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that:

(1)	We have advised the Company as to the content of the Trial Measures, in particular the relevant provisions thereof that require the Company to make the CSRC filing within three working days after the completion of an offering made pursuant to the Prospectus or any accompanying prospectus supplement (the “Filing”). Based on our understanding of the PRC Laws, other than the Filing, the Company and the PRC Subsidiaries (1) are not required to obtain permissions from the CSRC, and (2) have not been required to obtain or denied such and other permissions by the CSRC, CAC, or any PRC Governmental Authority under current PRC Laws in connection with a potential offering made pursuant to the Prospectus or any accompanying prospectus supplement as of the date of the Prospectus. However, uncertainties still exist as to how the Trial Measures will be interpreted and implemented and our opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the Trial Measures.

The statements set forth in the Prospectus under the captions “Risk Factors — Risk Factors — Risks Related to Conducting Business in China — The PRC government has significant oversight and discretion over the conduct of our business and may intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals.” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(2)	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(3)	We hereby confirm that the statements set forth under the caption “Taxation-PRC Taxation” in the Prospectus insofar as they constitute statements of PRC Laws in relation to tax, are true and accurate in all material respects, constitute our opinion.

(4)	The statements in the Prospectus under the sections entitled “Summary of the Prospectus”, “Risk Factors”, “Dividend Policy”, “Enforceability of Civil Liabilities and Agent for Service of Process in the United States”, “Business”, “Government Regulations”, “Corporate History and Structure”, “Management’s Discussion and Financial Condition and Results of Operations”, “ Certain Relationships and Related Person Transactions”, “Taxation” and “Legal Matters”, to the extent that they describe or summarize matters of PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters, proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

6.	This Opinion is subject to the following qualifications:

(1)	This Opinion relates only to the PRC Laws and we express no opinion as to laws and regulations of other jurisdictions. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(2)	We have not verified, and express no opinion on, the truthfulness, accuracy, completeness or fairness of all factual statements expressly made in the Documents.

(3)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(4)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

7.	We hereby consent to the reference of our name in the Prospectus.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Prospectus. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ Zhong Lun Law Firm

Zhong Lun Law Firm